Exhibit 99.3

Dear PGIC Shareholder:

This letter is to advise you that Progressive Gaming International Corporation has entered into two financing transactions, which we refer to as the Financing Transactions, which include (i) a new senior secured credit facility with Private Equity Management Group, or PEM, for up to $27.5 million, which consists of a revolving loan of up to $12.5 million and a term loan of $15.0 million and (ii) a $15.0 million senior secured convertible note to be issued to International Game Technology, or IGT. We intend to use the proceeds of approximately $33 million from the Financing Transactions primarily to retire the remaining $30 million of our 11.875% Senior Secured Notes due August 15, 2008, or the Senior Notes. The Financing Transactions are expected to close simultaneously on August 15, 2008 and will involve, in addition to the terms described above, the issuance of common stock and warrants to purchase our common stock as described in more detail below.

Background for Financing Transactions

Our revenues from new systems products have seen substantial growth over the past year and we believe this trend will continue in the future. However, given that the Senior Notes mature and become due in full on August 15, 2008, and given our current financial position, without consummating the Financing Transactions, we will not have sufficient cash to repay the Senior Notes when they become due. During the negotiations for both Financing Transactions we sought to minimize any potential equity dilution by proposing several alternative financing structures, but faced with unstable equity and credit markets and the approaching due date of our Senior Notes, we were limited in our potential alternatives. With the funds raised in the Financing Transactions, we will improve our balance sheet and strengthen our working capital position so that we can focus on growing our market share and continuing to create innovative technologies to meet the needs of our growing customer base.

NASDAQ Approval of Exemption from Stockholder Approval Requirements

Transactions that involve the issuance or potential issuance of more than 20% of our outstanding common stock at a price that is less than the greater of (i) the consolidated closing bid price for our common stock on the trading day prior to execution of definitive agreements and (ii) the book value of our common stock, ordinarily would require us to obtain stockholder approval under the Marketplace Rules of The NASDAQ Stock Market, or NASDAQ. However, the $30 million required to be paid with respect to the Senior Notes due August 15, 2008 exceeds our available cash. The failure to repay the Senior Notes on their due date would seriously jeopardize our financial viability. In late June and early July 2008, our stock price began to drop significantly and has traded below $1.00 per share during July 2008. As a result of the foregoing decline in our stock price, we determined that, while the terms of the PEM and IGT transactions that were being negotiated were intended to avoid discount issuances based on our closing bid price, the proposed exercise price for the warrants and conversion price for the convertible note could result in an issuance that may require stockholder approval under NASDAQ’s Marketplace Rules. In light of the implications of the stockholder approval requirements, we proposed several alternative structures for the Financing Transactions under which we could seek stockholder approval in connection with the Financing Transactions following funding of the senior secured credit facility and the convertible note, but after discussing these with IGT and PEM, their position was that these various proposed alternatives did not produce the same economic benefits as the Financing Transactions, and they were unwilling to fund a transaction that was subject to stockholder approval.

Due to the extenuating circumstances discussed above, we determined that the delay inherent in securing stockholder approval for the Financing Transactions would seriously jeopardize our financial viability. As a result, we took the unusual step of asking NASDAQ to grant us an exception to their stockholder approval requirements, so that we could conclude the proposed Financing Transactions by the August 15th due date for our $30 million outstanding 11.875% Senior Secured Notes. The audit committee of our board of directors authorized us to rely on the exception from the NASDAQ rules.

We executed definitive agreements related to the Financing Transactions on August 3, 2008 and thereafter NASDAQ granted our request for an exemption. This will allow us to complete the Financing Transactions in the time frame required by our circumstances, but as a result we will not be submitting the Financing Transactions to our stockholders for approval.

Terms of the PEM Senior Secured Credit Facility

The term loan has a two year term (subject to a one-year extension), bears no amortization for one year and subsequently is amortized based on a four year period with monthly amortization equal to $312,500 and interest at a fixed rate of 10% per annum. The revolving loan has a three year term, and bears interest at the rate per annum equal to 4.5% above the greater of the “prime rate” and 5.0%. We will not have full availability under the revolving loan upon the closing of these transactions, but we expect that availability will increase over time to provide further flexibility.

Our obligations under the new senior secured credit facility will be secured by a first priority blanket lien over our and various of our subsidiaries’ current and future assets. The term loan is subject to certain mandatory prepayments based on our future excess cash flow and both the term loan and the revolving loan include prepayment alternatives. We will be required to pay various advisory, unused line, optional renewal and related fees to PEM in connection with this new facility. This senior secured credit facility includes various representations and warranties, affirmative and negative covenants and events of default and conditions precedent to closing.

Terms of the IGT Convertible Note Offering

The $15.0 million senior secured convertible note to be issued to IGT bears interest at 7.0% per annum and has a six year term. The interest rate increases to 12.0% in the event we issue any equity securities or equity-linked securities in the future at a price below the conversion price of the note. IGT may convert all or a portion of the note into shares of our common stock at any time after closing.

The conversion price for the note will be $0.89 per share, subject to anti-dilution adjustments in the event of stock splits, stock, cash or property dividends, recapitalizations, reorganizations, mergers and similar circumstances.

Our obligations under the senior secured convertible note will be secured by a blanket lien (subordinate only to the new senior secured credit facility) over our and our subsidiaries’ current and future assets substantially similar to the liens under the PEM loans. We will be prohibited from incurring indebtedness greater than (i) $30 million or (ii) 20% of our market capitalization during the term of the note. IGT will have a right of first negotiation for a brief period in the event we seek to enter into any future capital raise, divestiture, acquisition or joint venture with any third party, and if no agreement is reached during that negotiation period, we would be free to pursue a transaction with a third party.

After 3.5 years from the closing, subject to certain conditions we may elect to redeem all or some of the note at 100.0% of the principal amount thereof, together with accrued and unpaid interest through the date of redemption, in cash. After 3.5 years, IGT may elect to require us to redeem all or some of the note at 100.0% of the principal amount thereof in cash, together with accrued and unpaid interest through such date of redemption. If an offer is made related to a change of control for us, we would give notice to IGT who would then have the option to either require us to repurchase the note at 101.0% of the principal amount in cash or convert the note into our common stock, in either case upon consummation of such change of control transaction, or have the note remain outstanding in accordance with its terms.

IGT will be entitled to appoint one member to our board of directors (which currently has six members) for as long as either (i) IGT and its affiliates beneficially own 5% or more of our outstanding common stock (assuming full conversion of any notes outstanding that are held by IGT and its affiliates in such calculation) or (ii) the aggregate principal amount of the notes held by IGT and its affiliates, plus the aggregate weighted average price for shares of our common stock that have been issued upon conversion of the notes at the time such shares were issued is greater than $7,500,000. Additionally, all our executive officers and directors will agree to not sell any shares of company common stock for one year after the closing.

This senior secured convertible note offering includes various representations and warranties, affirmative and negative covenants, events of default and conditions precedent to closing. At the time of closing we will enter into an intellectual property asset sale and intellectual property license related to our Casinolink® Jackpot Station™ technology with IGT. IGT also has a right, in its sole discretion, to terminate the purchase agreement for the senior secured convertible note prior to closing.

Issuance of Common Stock and Warrants

The Financing Transactions will include the issuance of certain shares of our common stock and warrants to purchase our common stock detailed below.

IGT Warrants

IGT will receive warrants to purchase (i) 550,000 shares of our common stock with an exercise price equal to $1.05 per share, and (ii) 891,892 shares of our common stock with an exercise price equal to $0.89 per share, which we refer to as the Initial IGT Warrants. If on November 15, 2008, the dollar volume weighted average price for our common stock for the 20 days prior to that date, which we refer to as the 20-day VWAP, does not equal or exceed $1.50, then IGT would receive additional warrants to acquire shares of our common stock, which we refer to as the Additional Warrants, such that the Initial IGT Warrants plus the Additional Warrants equals a total value of $825,000 (calculated in accordance with a Black-Scholes valuation model), although in no event may the Additional Warrants be issuable for more than 1.8 million shares of our common stock. Any Additional Warrants would be issued with an exercise price equal to the 20-day VWAP calculated as of November 15, 2008. These warrants would be subject to anti-dilution adjustments in the event of stock splits, stock, cash or property dividends, recapitalizations, reorganizations, mergers and similar circumstances and will have a five year term.

PEM Common Stock and Warrants

PEM will receive 1 million shares of our common stock, which we refer to as the Initial Shares, at closing for no cash consideration. If on November 15, 2008, the 20-day VWAP does not equal or exceed $1.50, then PEM would receive additional shares of our common stock, which we refer to as the Additional Shares, such that the 20-day VWAP on November 15, 2008 multiplied by the number of Initial Shares plus the Additional Shares equals a total value of $1.5 million, although in no event may the number of Additional Shares exceed 900,000 shares of our common stock. PEM will also receive warrants to purchase 1 million shares of our common stock with an exercise price equal to $1.05 per share. These warrants would be subject to anti-dilution adjustments in the event of stock splits, stock, cash or property dividends, recapitalizations, reorganizations, mergers and similar circumstances and will have a five year term.

Potential Effect of Stock Issuances Related to the Financing Transactions

The $15 million in principal amount of the convertible promissory note will initially be convertible into approximately 16,853,932 shares of our common stock. We will also issue up to a maximum of 1,900,000 new shares of common stock to PEM and we will issue warrants to PEM and IGT to purchase up to approximately an additional 4,241,892 shares of common stock based upon the assumptions described above. As of the date of this letter, we have approximately 62,111,310 shares of common stock outstanding. If the maximum amount of the convertible promissory note is converted, the maximum amount of our common stock issuable pursuant to the Financing Transactions is issued and the maximum amount of all the warrants to be issued pursuant to the Financing Transactions are exercised (in each case subject to the aforementioned adjustments), we will have up to approximately 85,107,134 shares outstanding, representing a potential increase of approximately 37.0% in the number of shares outstanding prior to the Financing Transactions.

Conclusion

The $30 million of Senior Notes due August 15, 2008 exceeds our available cash, and our failure to repay the Senior Notes would seriously jeopardize our financial viability. A series of lengthy and detailed negotiations with several potential lenders and investors as well as PEM and IGT led to our decision to rely on the NASDAQ exemption and execute definitive agreements for the Financing Transactions without seeking stockholder approval.

Once we have repaid the Senior Notes, we believe we will be on very solid financial footing with available capacity and flexibility to pursue additional growth initiatives. In the meantime, we wanted you to be aware of our financial issues and the actions we were taking to solve them.

As always, we appreciate your continued support.